ADDENDUM TO CONVERTIBLE DEBENTURE AND
                        WARRANT TO PURCHASE COMMON STOCK

This Addendum to Convertible Debenture and Warrant to Purchase Common Stock ("Addendum") is entered into as of the 19th day of May 2004 by and between Radix Marine, Inc., a Nevada corporation ("Radix"), and La Jolla Cove Investors, Inc., a California corporation ("LJCI").

WHEREAS, Radix and LJCI are parties to that certain 7 3/4 % Convertible Debenture dated as of March 17, 2004 ("Debenture"); and

WHEREAS, Radix and LJCI are parties to that certain Warrant to Purchase Common Stock dated as of March 17, 2004 ("Warrant"); and

WHEREAS, the parties desire to amend the Debenture and Warrant in certain respects.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Radix and LJCI agree as follows:

1. All terms used herein and not otherwise defined herein shall have the definitions set forth in the Debenture.

2. Radix hereby waives, for the month of May 2004, the minimum monthly conversion requirement contained in section 3.1(a) of the Debenture.

3. Except as specifically amended herein, all other terms and conditions of the Debenture and Warrant shall remain in full force and effect.

IN WINESS WHEREOF, Radix and LJCI have caused this Addendum to be signed by its duly authorized officers on the date first set forth above.

Radix Marine, Inc.                         La Jolla Cove Investors, Inc.

By: __________________________             By: __________________________

Name: _______________________              Name: ________________________

Title: ________________________            Title: _________________________

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